UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2011

GUESS?, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-11893	95-3679695
(Commission File Number)	(IRS Employer Identification No.)

1444 S. Alameda Street Los Angeles, California 90021

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (213) 765-3100

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On April 15, 2011, the Board of Directors (the “Board”) of Guess?, Inc. (the “Company”) approved the implementation of a series of corporate governance-related changes as part of its regular review of the Company’s governance practices. A description of each of the governance changes follows:

Director Resignation Policy

The Company’s new Director Resignation Policy, to be incorporated into the Company’s Governance Guidelines, provides that any nominee for director in a non-contested election of directors who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit to the Board a letter of resignation for consideration by the Nominating and Governance Committee of the Board (the “Governance Committee”). The Governance Committee (excluding the nominee in question if a member thereof) shall evaluate such offer of resignation in light of the best interests of the Company and its shareholders and shall recommend to the Board the action to be taken with respect thereto. The Board shall then act promptly with respect to the letter of resignation and the Company shall publicly disclose the decision of the Board.

Clawback Policy

The Company’s new policy regarding the recoupment of certain performance-based compensation payments (or “Clawback Policy”) provides that the Board or the Compensation Committee thereof may require reimbursement or cancellation of all or a portion of any performance-based short or long-term cash or equity awards made to an executive officer to the extent that: (1) the amount of, or number of shares included in, any such payment was calculated based on the achievement of financial results that were subsequently revised and (2) a lesser payment of cash or equity awards would have been made to the executive officer based upon the revised financial results. Where the achievement of a financial result was considered in determining the performance-based compensation awarded, but the compensation was not awarded on a formulaic basis, the Board or Compensation Committee will determine in its discretion the amount, if any, to seek for reimbursement.

Increase to CEO Stock Ownership Guidelines

Since 2007, the Company has maintained Stock Ownership Guidelines in order to encourage stock ownership by senior management and non-employee directors of the Company, further aligning their interests with those of the Company’s shareholders through a required level of stock ownership. The Board has elected to provide for an increase in the ownership guidelines for the Chief Executive Officer to an amount equal to six times annual base salary. Following this change, select officers and all non-

employee directors are required to accumulate, over a five year period, and then retain, the following amounts of Company common stock:

CEO	6.0 x annual base salary
Chairman	5.0 x annual base salary
President	4.0 x annual base salary
Select Senior Executives	2.5 x annual base salary
Non-Employee Directors	5.0 x annual board retainer

All other provisions of the Company’s existing Stock Ownership Guidelines remain unchanged.

Amendment of Equity Incentive Plan to Prohibit Option Re-Pricings and Share Recycling

The Board has approved amendments to the Company’s existing employee equity incentive plan, the Guess?, Inc. 2004 Equity Incentive Plan (the “Plan”), to provide that (1) stock options and stock appreciation rights granted thereunder may not be repriced without stockholder approval, (2) any shares of common stock that are either tendered as payment for an option or other award or withheld for payment of taxes will not be added back to the overall pool of shares available for future grant under the Plan and (3) the awards granted under the Plan are subject to the terms of the Company’s Clawback Policy.

The foregoing description of the Plan is qualified in its entirety by reference to the complete Guess?, Inc. 2004 Equity Incentive Plan (Amended and Restated as of April 15, 2011), a copy of which is filed as Exhibit 99.1 to this report and incorporated herein by reference.

Other

In addition to the governance changes described herein, the Company clarifies that, pursuant to its existing charter documents, a super-majority vote of shareholders is not required in order to approve mergers or other business combinations involving the Company.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

99.1         Guess?, Inc. 2004 Equity Incentive Plan (Amended and Restated as of April 15, 2011)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Guess?, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 21, 2011	GUESS?, INC.

	By:	/s/ J. Michael Prince
J. Michael Prince
Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Guess?, Inc. 2004 Equity Incentive Plan (Amended and Restated as of April 15, 2011)